EXHIBIT 99.2

ARI Announces Acquisition of TCS Technologies

Milwaukee, Wis., October 1, 2014 – ARI Network Services, Inc. (NASDAQ: ARIS) announced today that it has acquired TCS Technologies, a leading provider of software, websites and digital marketing services designed exclusively for dealers, wholesalers, retreaders and manufacturers within the automotive tire and wheel vertical. Terms of the transaction were not disclosed.

“ARI's growth strategy continues to be fueled by a combination of organic growth and strategic acquisitions,” said Roy W. Olivier, President and CEO of ARI. “The acquisition of TCS aligns with our strategy in several ways: First, it consolidates our position as the leading provider of eCommerce-enabled websites and digital marketing services in the automotive tire and wheel industry. Second, TCS provides solutions for the entire automotive tire and wheel supply chain, including wholesalers, retreaders and manufacturers. Finally, TCS offers a point of sale solution for tire and wheel dealers as well as for auto repair shops. In short, all of TCS’s offerings are in alignment with ARI's mission to help our customers Sell More Stuff!™ We believe the combined entity will accelerate our growth and leadership position in this market for the foreseeable future.”

For more than 20 years, the management of TCS Technologies has delivered industry leading solutions and support to the automotive tire and wheel market.  More than 20,000 automotive tire and wheel dealers depend on TCS’s websites and software tools, which are enhanced by more than 750 wheel and tire wholesale distributor connections and eCatalog data for more than 50,000 wheels and 65,000 tires. TCS’s strategy of building connected web services between distributors and retailers complements the tire industry’s shift to a two-step distribution model; connecting businesses and consumers closer to thousands of on-demand supply points.

TCS will maintain normal operations out of its headquarters located in Cookeville, Tenn., under the continued leadership of Barry D. Reese, who will assume the role of VP and GM of TCS Technologies, an ARI Company.

“At TCS, we pride ourselves on our industry-wide reputation for providing efficient and effective technology solutions,” said Reese. “Together with ARI, we will innovate faster to create comprehensive solutions at a pace that is unmatched by our competition.”

 “We expect the TCS acquisition to generate incremental revenue of approximately $5 million and be accretive to EBITDA for fiscal 2015,” said ARI CFO William A. Nurthen.

About ARI
ARI Network Services, Inc. (ARI) (NASDAQ: ARIS) offers an award-winning suite of data-driven software tools and marketing services to help dealers, equipment manufacturers and distributors in selected vertical markets Sell More Stuff!™ – online and in-store. Our innovative products are powered by a proprietary data repository of enriched original equipment and aftermarket electronic content spanning more than 10.5 million active part and accessory SKUs, 469,000 models and $1.7 billion in retail product value. Business is complicated, but we believe our customers’ technology tools don’t have to be. We remove the complexity of selling and servicing new and used vehicle inventory, parts, garments and accessories (PG&A) for customers in the automotive tire and wheel aftermarket, powersports, outdoor power equipment, marine, home medical equipment, recreational vehicles and white goods industries. More than 22,000 equipment dealers, 195 distributors and 1,500 manufacturers worldwide leverage our web and eCatalog platforms to Sell More Stuff!™ For more information on ARI, visit investor.arinet.com.

Additional Information

•	Follow @ARI_Net on Twitter: twitter.com/ARI_Net
•	Become a fan of ARI on Facebook: www.facebook.com/ARInetwork
•	Join us on G+: plus.google.com
•	LinkedIn: www.linkedin.com
•	Read more about ARI: investor.arinet.com/about-us
•	Learn more about TCS Technologies at tcstire.com

Images for media use only

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Forward-Looking Statements

Certain statements in this news release contain "forward‐looking statements" regarding future events and our future results that are subject to the safe harbors created under the Securities Act of 1933. All statements other than statements of historical facts are statements that could be deemed to be forward-looking statements. These statements are based on current expectations, estimates, forecasts, and projects about the markets in which we operate and the beliefs and assumptions of our management. Words such as "expects," "anticipates," “targets,” “goals,” “projects”, “intends,” “plans,” "believes," “seeks,” “estimates,” “endeavors,” “strives,” “may,” or variations of such words, and similar expressions are intended to identify such forward-looking statements. Readers are cautioned that these forward‐looking statements are subject to a number of risks, uncertainties and assumptions that are difficult to predict, estimate or verify. Therefore, actual results may differ materially and adversely from those expressed in any forward-looking statements. Such risks and uncertainties include those factors described in Part 1A of the Company’s annual report on Form 10‐K for fiscal year ended July 31, 2013, filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward‐looking statements. The forward‐looking statements are made only as of the date hereof, and the

Company undertakes no obligation to publicly release the result of any revisions to these forward‐looking statements. For more information, please refer to the Company’s filings with the Securities and Exchange Commission.

For media inquiries, contact:

Colleen Brousil, Director of Marketing, ARI, +1-414-973-4323, colleen.brousil@arinet.com

Investor inquiries, contact:

Steven Hooser, Three Part Advisors, +1.214.872.2710, shooser@threepa.com